Exhibit10.14(b)

LTIP AWARD NOTICE

to [Name]

Pursuant to the Continental Airlines, Inc.

Long Term Incentive and RSU Program

Performance Period January 1, 20xx to December 31, 20xx

This document constitutes your formal Award Notice with respect to an LTIP Award as a Participant under the Continental Airlines, Inc. Long Term Incentive and RSU Program (as amended from time to time, the “Program”) adopted under the Continental Airlines, Inc. Incentive Plan 2010 (as amended from time to time, the “Incentive Plan 2010”).  This Award Notice evidences your receipt of an LTIP Award under the Program with respect to the LTIP Performance Period commencing on January 1, 20xx and ending on December 31, 20xx (the “Performance Period”), subject to the terms of the Program and the Incentive Plan 2010.  [The Program, your participation in the Program and any payment under the Program are subject to, and contingent upon, approval of the Incentive Plan 2010 by the stockholders of the Company at the Company’s 2010 annual meeting of stockholders.]

The Human Resources Committee of the Board of Directors of the Company (the “Committee”) has established certain performance goals for purposes of LTIP Awards under the Program.  The performance goals with respect to the Performance Period relate to (1) the EBITDAR Margin achieved by the Company as compared to the Entry EBITDAR Margin and (2) the Company’s achievement of the Cash Hurdle.  EBITDAR Margin (which is more specifically defined in the Program) generally means the cumulative EBITDAR achieved for the Performance Period by the Company divided by the Company’s cumulative revenues over the Performance Period.  The Entry EBITDAR Margin (which is also more specifically defined in the Program) generally means the cumulative EBITDAR of all companies in the Industry Group (currently [__________________________________________]) for the Performance Period divided by all such companies’ cumulative revenues over such period.  The Cash Hurdle is achieved if the Company’s total unrestricted cash, cash equivalents and short-term investments at the end of the Performance Period is equal to or greater than a target amount set by the Committee.

The Committee has established the following performance goals for the Performance Period:  (1) Target EBITDAR Margin equal to Entry EBITDAR Margin plus ___ Basis Points; (2) Stretch EBITDAR Margin equal to Target EBITDAR Margin plus ___ Basis Points; and (3) a Cash Hurdle of $___ billion.

If the Company’s EBITDAR Margin is at least equal to the Entry EBITDAR Margin for the Performance Period and the Cash Hurdle is achieved, the Payment Amount with respect to this LTIP Award will be (A) your Payout Percentage times (B) your Base Amount.

Payout Percentage. Based on your position at ___________, 20xx, your Payout Percentage is equal to __% (representing the entry level payout percentage), plus (1) an additional __% for each Basis Point by which the Company’s EBITDAR Margin with respect to the Performance Period exceeds the Entry EBITDAR Margin with respect to such period, up to and including the Target EBITDAR Margin with respect to the Performance Period (representing a target level payout percentage of __%), and (2) an additional __% for each Basis Point by which the Company’s EBITDAR Margin with respect to the Performance Period exceeds the Target EBITDAR Margin with respect to such period, up to and including the Stretch EBITDAR Margin with respect to the Performance Period (representing a stretch level payout percentage of __%).

Base Amount. Your Base Amount is equal to your base annual salary plus a deemed bonus which, based on your position at ___________, 20xx, is ___% of your base annual salary.

The Payment Amount received with respect to this LTIP Award will be based on your Payout Percentage and Base Amount determined as of the earlier of the last day of the Performance Period, the date of your death, Disability or Retirement, or the day immediately preceding the date upon which you suffer a Qualifying Event on or after the occurrence of a Change in Control, and so may differ from the numbers set forth in this Award Notice.

Receipt of a Payment Amount is also conditioned on your continuous employment with the Company or its subsidiaries until the last day of the Performance Period (with limited exceptions, as described above).  Upon the occurrence of a Change in Control, performance targets with respect to LTIP Awards under the Program are deemed satisfied at the “Stretch” performance level. A Payment Amount may be pro-rated as provided in the Program (for example, if you become a participant in the Program after January 1, 20xx, or if your employment terminates under certain circumstances prior to the last day of the Performance Period).

Capitalized terms used in this Award Notice are defined in the Program.  The Program and the Incentive Plan 2010 are hereby incorporated into this Award Notice by reference.  If you have any questions, or wish to obtain a copy of the Program or the Incentive Plan 2010, please contact ________.

CONTINENTAL AIRLINES, INC.

By:
[Name]